Exhibit 10.17

R.R. DONNELLEY & SONS COMPANY

STOCK UNIT AWARD, AMENDED

(2004 PIP)

This Stock Unit Award (“Award”) was granted as of XXXXXXX by R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), to XXXXXXXXXX (“Grantee”), and is hereby amended to conform with the requirements of section 409A of the Internal Revenue Code of 1984, as amended (the “Code”).

1. Grant of Award. The Company hereby credits to Grantee XXXXX stock units (the “Stock Units”), subject to the restrictions and on the terms and conditions set forth herein. This Award is made pursuant to the provisions of the Company’s 2004 Performance Incentive Plan (the “2004 PIP”). Capitalized terms not defined herein shall have the meanings specified in the 2004 PIP. Grantee shall indicate acceptance of this amendment to the Award by signing and returning a copy hereof.

2. Vesting.

(a) Except to the extent otherwise provided in paragraph 2(b) or 3 below, the Stock Units shall vest in four equal 25% increments on the first anniversary, second anniversary, third anniversary and fourth anniversary of the grant date.

(b) Upon the Acceleration Date associated with a Change in Control, any portion of the Stock Units that is not fully vested, shall, in accordance with the terms of the 2004 PIP, become fully vested.

3. Treatment Upon Separation from Service.

(a) If Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h), hereinafter a “Separation from Service”) by reason of death or Disability (as defined as in the Company’s long-term disability policy as in effect at the time of Grantee’s disability), any portion of the Stock Units that is unvested as of the date of such Separation from Service shall become fully vested.

(b) If Grantee has a Separation from Service prior to age 65 by reason of a Qualifying Retirement at any time prior to the first anniversary of the grant date, any portion of the Stock Units that is unvested as of the date of such Separation from Service shall be forfeited. If Grantee has a Separation from Service either (i) prior to age 65 by reason of a Qualifying Retirement at any time after the first anniversary of the grant date or (ii) on account of retirement on or after age 65, any portion of the Stock Units that is unvested as of the date of such Separation from Service shall become fully vested. A “Qualifying Retirement” is defined as (A) Grantee is an active participant in a Company sponsored retirement benefit plan and is eligible to commence benefits thereunder at the time of Separation from Service and Grantee’s Separation from Service was not initiated by the Company for cause (a Grantee that is a participant in the Retirement Benefit Plan of R.R. Donnelley & Sons Company (the “RR Donnelley Pension Plan”) is eligible to commence benefits under the plan if Grantee is eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan, or would have been eligible to commence benefits under the traditional formula of the RR

Donnelley Pension Plan had Grantee been a participant in the traditional formula of the RR Donnelley Pension Plan during his or her service with R.R. Donnelley & Sons Company and/or any subsidiary at the time of Separation from Service), (B) Grantee is not an active participant in a Company sponsored retirement benefit plan but Grantee would have been eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan had Grantee been a participant in the traditional formula of the RR Donnelley Pension Plan during his or her service with the Company and/or any subsidiary at the time of Separation from Service or (C) a Separation from Service that the Committee determines is a Qualifying Retirement.

(c) If Grantee has a Separation from Service other than for death, Disability or Retirement, any portion of the Stock Units that is unvested as of the date of such Separation from Service shall be forfeited.

4. Issuance of Common Stock in Satisfaction of Stock Units. As soon as practicable following each vesting date but no later than 60 days thereafter, the Company shall issue one share of common stock of the Company (“Common Stock”) to Grantee for each Stock Unit that has vested on such date, provided, however, that if Grantee has a Separation from Service described in Section 3(b) and Grantee is a “specified employee” within the meaning set forth in the document entitled “409A: Policy of R.R. Donnelly & Sons Company and to Affiliates Regarding Specified Employees” on the date of Grantee’ Separation from Service, then the date of issuance shall be postponed to the first business day of the sixth month occurring after the month in which the date of Grantee’s Separation from Service occurs (or, if earlier, thirty days after the date of Grantee’s death). Each Stock Unit shall be cancelled upon the issuance of a share of Common Stock with respect thereto.

5. Dividends. No dividends or dividend equivalents will accrue with respect to the Stock Units.

6. Rights as a Shareholder. Prior to issuance, Grantee shall not have the right to vote, nor have any other rights of ownership in, the shares of Common Stock to be issued in satisfaction of Stock Units upon their vesting.

7. Withholding Taxes.

(a) As a condition precedent to the issuance to Grantee of any shares of Common Stock pursuant to this Award, the Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b) Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Common Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, or (3) directing the Company to withhold a number of shares of Common Stock otherwise issuable to Grantee pursuant to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or any combination of (1)-(3). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full. For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date as reported in the New York Stock Exchange-Composite Transactions, or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

8. Non-Solicitation.

(a) Grantee hereby acknowledges that the Company’s relationship with the customer or customers Grantee serves, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers’ and other employees’ contacts with the Company and its employees, including Grantee. As a result of Grantee’s position and customer contacts, Grantee recognizes that Grantee will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) and other matters of which Grantee would not otherwise know and that is not otherwise readily available. Such knowledge is essential to the business of the Company and Grantee recognizes that, if Grantee has a Separation from Service, the Company will be required to rebuild that customer relationship to retain the customer’s business. Grantee recognizes that during a period following Separation from Service, the Company is entitled to protection from Grantee’s use of the information and customer and employee relationships with which Grantee has been entrusted by the Company during Grantee’s employment.

(b) Grantee acknowledges and agrees that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company. Accordingly, Grantee shall not, while employed by the Company and for a period of one year from the date of Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, directly or indirectly, either on Grantee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while Grantee was employed by the Company to any customer or prospective customer of the Company (i) with whom Grantee had direct contact during the last two years of Grantee’s employment with the Company or about whom Grantee learned confidential information as a result of his or her employment with the Company or (ii) with whom any person over whom Grantee had supervisory authority at any time had direct contact during the last two years of Grantee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

(c) Grantee shall not, while employed by the Company and for a period of two years following Separation from Service Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, Grantee’s Separation from Service, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall Grantee cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

9. Miscellaneous.

(a) The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b) Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c) This Award shall be governed in accordance with the laws of the state of Delaware.

(d) This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(e) Neither this Award nor the Stock Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company. Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(f) The Committee, as from time to time constituted, shall have the right to determine any questions which arise in connection with this Agreement or the Stock Units. This Agreement and the Stock Units are subject to the provisions of the 2004 PIP and shall be interpreted in accordance therewith.

(g) If Grantee is a resident of Canada, Grantee further agrees and represents that any acquisitions of Common Stock hereunder are for his own account for investment, and without the present intention of distributing or selling such Common Stock or any of them. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss Grantee free from any liability, or any claim under this Award, except as provided herein or in any agreement entered into hereunder. Any obligation of the Company under this Award to make any payment at any future date or issue Common Stock merely constitutes the unfunded and unsecured promise of the Company to make such payment or issue such Common Stock; any payment shall be from the Company’s general assets in accordance with this Award and the issuance of any Common Stock shall be subject to the Company’s compliance with all applicable laws including securities law and the laws its jurisdiction of incorporation or continuance, as applicable, and no Grantee shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation. If Grantee is a resident of Canada, Grantee hereby indemnifies the Company against and agrees to hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Common Stock by Grantee is contrary to the representations and agreements referred to above.

(h) If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of Grantee’s employment agreement, employment letter or other similar agreement, the terms and conditions of such agreement shall control.

(i) This Award is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. This Award shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this paragraph. If any compensation or benefits provided by this Award may result in the application of section 409A of the Code, the Company shall, in consultation with you, modify this Award as necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code. By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to section 409A of the Code, you are solely responsible for the payment of any taxes and interest due as a result.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R.R. Donnelley & Sons Company

By:
Name:	Thomas Carroll
Title:	EVP, Chief Human Resources Officer

All of the terms of this Award are accepted as of this      day of                     , 2008.

Grantee: